Exhibit 97.1

GLOO HOLDINGS, INC.

COMPENSATION RECOVERY POLICY

(Adopted on October 16, 2025; effective upon the effectiveness of the registration statement relating to the Company’s initial public offering)

Gloo Holdings, Inc. (the “Company”) is committed to strong corporate governance. As part of this commitment, the Company’s Board of Directors (the “Board”) has adopted this clawback policy called the Compensation Recovery Policy (the “Policy”). The Policy is intended to further the Company’s pay-for-performance philosophy and to comply with applicable laws by providing rules relating to the reasonably prompt recovery of certain compensation received by Covered Executives in the event of an Accounting Restatement. The application of the Policy to Covered Executives is not discretionary, except to the limited extent provided below, and applies without regard to whether a Covered Executive was at fault. Capitalized terms used in the Policy are defined below, and the definitions have substantive impact on its application so reviewing them carefully is important to your understanding.

The Policy is intended to comply with, and will be interpreted and administered in a manner consistent with, Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), with Exchange Act Rule 10D-1 and with the listing standards of the national securities exchange (the “Exchange”) on which the securities of the Company are listed, including any official interpretive guidance.

This Policy is effective as of the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the Exchange Act with respect to the Company’s securities (the “Effective Date”).

A.
Persons Covered by the Policy

The Policy is binding and enforceable against all “Covered Executives.” A Covered Executive is each individual who is or was ever designated as an “officer” by the Board in accordance with Exchange Act Rule 16a-1(f) (a “Section 16 Officer”). The Committee may (but is not obligated to) request or require a Covered Executive to sign and return to the Company an acknowledgement that such Covered Executive will be bound by the terms and comply with the Policy. The Policy is binding on each Covered Executive whether or not the Covered Executive signs and/or returns any acknowledgment.

B.
Administration of the Policy

The Compensation Committee (the “Committee”) of the Board has full authority to administer the Policy, delegated to it by the Board. The Committee is authorized to interpret and construe the Policy and to make all determinations necessary, appropriate, or advisable for the administration of the Policy. In addition, if determined in the discretion of the Board, the Policy may be administered by the independent members of the Board or another committee of the Board made up of independent members of the Board, in which case all references to the Committee will be deemed to refer to the independent members of the Board or the other Board committee. All determinations of the Committee will be final and binding and will be given the maximum deference permitted by law. The Committee shall have authority to adopt rules, regulations and guidelines for administering this Policy.

In making any determination or in taking or not taking any action under this Policy, the Committee may obtain and rely on the advice of experts, including employees of, and professional advisors to, the Company. Any action taken by, or inaction of, the Committee or its delegates relating to or pursuant to this Policy shall be within the absolute discretion of the Committee or its delegates. Such action or inaction of the Committee or its delegates shall be conclusive and binding on the Company and any current or former executive officer affected by such action or inaction.

C.
Accounting Restatements Requiring Application of the Policy

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (an “Accounting Restatement”), then the Committee must determine the Excess Compensation, if any, that must be recovered. The Company’s obligation to recover Excess Compensation is not dependent on if or when restated financial statements are filed.

D.
Compensation Covered by the Policy

The Policy applies to certain Incentive-Based Compensation (certain terms used in this Section are defined below) that is Received on or after the Effective Date, during the Covered Period while the Company has a class of securities listed on a national securities exchange. Such Incentive-Based Compensation is considered “Clawback Eligible Incentive-Based Compensation” if the Incentive-Based Compensation is Received by a person after such person became a Section 16 Officer and the person served as a Section 16 Officer at any time during the performance period for the Incentive-Based Compensation. “Excess Compensation” means the amount of Clawback Eligible Incentive-Based Compensation that exceeds the amount of Clawback Eligible Incentive-Based Compensation that otherwise would have been Received had such Clawback Eligible Incentive-Based Compensation been determined based on the restated amounts. Excess Compensation must be computed without regard to any taxes paid and is referred to in the listings standards as “erroneously awarded compensation”.

To determine the amount of Excess Compensation for Incentive-Based Compensation based on stock price or total shareholder return, where it is not subject to mathematical recalculation directly from the information in an Accounting Restatement, (i) the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide that documentation to the Exchange.

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For the avoidance of doubt, no compensation that is potentially subject to recovery under the Policy will be earned until the Company’s right to recover under the Policy has lapsed.

“Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission.

Incentive-Based Compensation is “Received” under the Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment, vesting, settlement or grant of the Incentive-Based Compensation occurs after the end of that period. For the avoidance of doubt, the Policy does not apply to Incentive-Based Compensation for which the Financial Reporting Measure is attained prior to the Effective Date.

“Covered Period” means the three completed fiscal years immediately preceding the Accounting Restatement Determination Date. In addition, Covered Period can include certain transition periods resulting from a change in the Company’s fiscal year.

“Accounting Restatement Determination Date” means the earliest to occur of: (a) the date the Board, a committee of the Board, or one or more of the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; and (b) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

E.
Repayment of Excess Compensation

The Company must recover Excess Compensation reasonably promptly and Covered Executives are required to repay Excess Compensation to the Company. Subject to applicable law, the Company may recover Excess Compensation by requiring the Covered Executive to repay such amount to the Company by direct payment to the Company or such other means or combination of means as the Committee determines to be appropriate in its sole discretion (these determinations do not need to be identical as to each Covered Executive). These means include (but are not limited to):

(a)
requiring reimbursement of cash Incentive-Based Compensation previously paid;
(b)
seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards (including, but not limited to, time-based vesting awards), without regard to whether such awards are Incentive-Based Compensation or vest based on the achievement of performance goals;
(c)
offsetting the amount to be recovered from any unpaid or future compensation to be paid by the Company or any affiliate of the Company to the Covered Executive, including (but not limited to) payments of severance that might otherwise be due in connection with a Covered Executive’s termination of employment and without regard to whether such amounts are Incentive-Based Compensation;
(d)
cancelling outstanding vested or unvested equity awards (including, but not limited to, time-based vesting awards), without regard to whether such awards are Incentive-Based Compensation; and/or
(e)
taking any other remedial and recovery action permitted by law, as determined by the Committee.

The repayment of Excess Compensation must be made by a Covered Executive notwithstanding any Covered Executive’s belief (whether or not legitimate) that the Excess Compensation had been previously earned under applicable law and therefore is not subject to clawback.

In addition to its rights to recovery under the Policy, the Company or any affiliate of the Company may take any legal actions it determines appropriate to enforce a Covered Executive’s obligations to the Company or to discipline a Covered Executive. Failure of a Covered Executive to comply with their obligations under the Policy may result in (without limitation) termination of that Covered Executive’s employment, institution of civil proceedings, reporting of misconduct to appropriate governmental authorities, reduction of future compensation opportunities or change in role. The decision to take any actions described in the preceding sentence will not be subject to the approval of the Committee and can be made by the Board, any committee of the Board, or any duly authorized officer of the Company or of any applicable affiliate of the Company. For avoidance of doubt, any decisions of the Company or the Covered Executive’s employer to discipline a Covered Executive or terminate the employment of a Covered Executive are independent of determinations under this Policy. For example, if a Covered Executive was involved in activities that led to an Accounting Restatement, the Company’s decision as to whether to not to terminate such Covered Executive’s employment would be made under its employment arrangements with such Covered Executive and the requirement to apply this no-fault and non-discretionary clawback policy will not be determinative of whether any such termination is for cause, although failure to comply with the Policy might be something that could result in a termination for cause depending on the terms of such arrangements.

F.
Limited Exceptions to the Policy

The Company must recover the Excess Compensation in accordance with the Policy except to the limited extent that any of the conditions set forth below is met, and the Committee determines that recovery of the Excess Compensation would be impracticable:

(a)
The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before reaching this conclusion, the Company must make a reasonable attempt to recover such Excess Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange; or
(b)
Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the legal requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
G.
Other Important Information in the Policy

The Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer, as well as any other applicable laws, regulatory requirements, rules, or pursuant to the terms of any existing Company policy or agreement providing for the recovery of compensation.

Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery, recoupment, forfeiture or offset that may be available to the Company pursuant to the terms of any other applicable Company policy, compensation or benefit plan, agreement or arrangement or other agreement or applicable law; provided, however, that there shall be no duplication of recovery of the same compensation.

Notwithstanding the terms of any of the Company’s organizational documents (including, but not limited to, the Company’s bylaws), any corporate policy or any contract (including, but not limited to, any indemnification agreement), neither the Company nor any affiliate of the Company will indemnify or provide advancement for any Covered Executive against any loss of Excess Compensation. Neither the Company nor any affiliate of the Company will pay for or reimburse insurance premiums for an insurance policy that covers potential recovery obligations. In the event that the Company is required to recover Excess Compensation pursuant to the Policy from a Covered Executive who is no longer an employee, the Company will be entitled to seek recovery in order to comply with applicable law, regardless of the terms of any release of claims or separation agreement that individual may have signed.

The Committee or Board may review and modify the Policy from time to time.

If any provision of the Policy or the application of any such provision to any Covered Executive is adjudicated to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of the Policy or the application of such provision to another Covered Executive, and the invalid, illegal or unenforceable provisions will be deemed amended to the minimum extent necessary to render any such provision or application enforceable.

The Policy will terminate and no longer be enforceable when the Company ceases to be listed issuer within the meaning of Section 10D of the Exchange Act.

ACKNOWLEDGEMENT

•
I acknowledge that I have received and read the Compensation Recovery Policy (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”) of Gloo Holdings, Inc. (the “Company”).
•
I understand and acknowledge that the Policy applies to me, and all of my beneficiaries, heirs, executors, administrators or other legal representatives and that the Company’s right to recovery in order to comply with applicable law will apply, regardless of the terms of any release of claims or separation agreement I have signed or will sign in the future.
•
I agree to be bound by and to comply with the Policy and understand that determinations of the Committee (as such term is used in the Policy) will be final and binding and will be given the maximum deference permitted by law.
•
If it is determined by the Committee (as defined in the Policy) that any amounts granted, awarded, paid or provided to me should be forfeited or reimbursed to the Company or its affiliates, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement.
•
In the event of any conflict between the Policy and the terms of any employment or other agreement to which I am a party, or any compensation or benefit plan, program or arrangement in which I participate, the terms of the Policy will govern.
•
I understand and agree that my current indemnification rights, whether in an individual agreement or the Company’s organizational documents, exclude the right to be indemnified for amounts required to be recovered under the Policy.
•
I understand that my failure to comply in all respects with the Policy is a basis for termination of my employment with the Company and any affiliate of the Company as well as any other appropriate discipline.
•
I understand that neither the Policy, nor the application of the Policy to me, gives rise to a resignation for good reason (or similar concept) by me under any applicable employment agreement or arrangement.
•
I acknowledge that if I have questions concerning the meaning or application of the Policy, it is my responsibility to seek guidance from the General Counsel or my own personal advisors.
•
I acknowledge that neither this Acknowledgement nor the Policy is meant to constitute an employment contract.

Covered Executive
(print name)
(signature)
(date)